Exhibit 99.4

SELECTED HISTORICAL FINANCIAL INFORMATION

(in thousands)

The historical information was derived from the audited consolidated financial statements of Jamba Juice Company and subsidiary as of and for each of the years ended June 27, 2006, June 28, 2005, June 29, 2004 (53 weeks), June 24, 2003, and June 25, 2002, and from unaudited financial statements as of and for the sixteen week periods ended October 17, 2006 and October 18, 2005. Jamba Juice Company has four quarterly reporting periods which are 16 weeks (1st period), 12 weeks (2nd period), 12 weeks (3rd period) and 12 weeks (4th period) (except fiscal year 2004) which typically account for approximately 34%, 16%, 22% and 28% of revenue respectively. The information is only a summary and should be read in conjunction with the historical consolidated financial statements and related notes. The historical results included below are not indicative of the future performance of Jamba Juice Company.

	16 Weeks Ended		Fiscal Years Ended(1)
	October 17, 2006	October 18, 2005	June 27, 2006	June 28, 2005	June 29, 2004	June 24, 2003	June 25, 2002
				(As restated)	(As restated)
Consolidated Statements of Operations Data:
Revenue:
Company stores	$91,571	$82,046	$243,668	$202,073	$165,856	$129,960	$117,550
Franchise and other revenue	3,676	2,782	9,337	6,976	6,922	5,424	3,661

Total revenue	95,247	84,828	253,005	209,049	172,778	135,384	121,211
Operating expenses	88,424	76,447	246,338	206,214	167,594	135,237	117,933

Income from operations	6,823	8,381	6,667	2,835	5,184	147	3,278
Interest expense - net	186	279	1,088	778	488	316	1,121

Income (loss) before income tax	6,637	8,102	5,579	2,057	4,696	(169)	2,157
Income tax (benefit) expense	2,876	3,188	2,601	1,972	(12,250)	(820)	37

Net income	$3,761	$4,914	$2,978	$85	$16,946	$651	$2,120

Selected Balance Sheet Data (at period end)
Total Assets	$109,640	$94,858	$106,102	$93,267	$71,139	$51,447	$44,491
Long-term debt and other	11,892	18,415	11,242	22,365	11,386	11,560	10,136
Redemption value of convertible preferred stock	52,162	52,162	52,162	52,162	52,237	50,532	51,040
(1) Fiscal year 2004 includes 53 weeks. All other fiscal years are 52 week periods.

	16 Weeks Ended		Fiscal Years Ended(1)
	October 17, 2006	October 18, 2005	June 27, 2006	June 28, 2005	June 29, 2004	June 24, 2003	June 25, 2002
Franchise store sales(2)	$42,203	$38,806	$120,293	$107,112	$96,721	$82,591	$74,528

	16 Weeks Ended		Fiscal Years Ended(1)
	October 17, 2006	October 18, 2005	June 27, 2006	June 28, 2005	June 29, 2004	June 24, 2003	June 25, 2002
				(As Restated)	(As Restated)
Selected Operating Data:
EBITDA(3)	$11,153	$12,286	$19,572	$13,190	$12,903	$7,658	$9,984

Store Count:
Company stores	354	311	342	301	243	198	179
Franchise stores	223	205	217	202	188	171	167

Total stores	577	516	559	503	431	369	346

Average sales per store:
Company stores	$768	$762	$774	$747	$763	$701	$675
Franchise stores(4)	$590	$560	$586	$541	$517	$493	$462
System-wide(4)	$699	$678	$699	$657	$651	$604	$574
System-wide comparable sales growth(5)	(0.2)%	6.0%	4.3%	0.9%	6.0%	3.3%	1.3%
Net cash provided by/(used in):
Operating activities	$10,005	$11,034	$28,288	$21,336	$16,207	$14,445	$13,264
Investing activities	(9,037)	(6,625)	(26,513)	(33,253)	(20,080)	(10,909)	(4,878)
Financing activities	(85)	(2,908)	(1,881)	10,188	(1,561)	(468)	(6,908)

(1)	Fiscal year 2004 includes 53 weeks. All other fiscal years are 52 week periods.

(2)	Franchise store sales are not included in our financial statements, however, franchise store sales result in royalties which are included in our franchise revenue. While franchise store sales are not included as revenue in our financial statements, management believes they are important in understanding Jamba Juice Company’s financial performance because these sales are the basis on which the company calculates and records franchise revenue and are indicative of the financial health of the franchise base.

(3)	Represents net income (loss) before deductions for interest, income taxes, depreciation and amortization. We believe that EBITDA is useful to stockholders as a measure of comparative operating performance, as it is less susceptible to variances in actual performance resulting from depreciation and amortization and more reflective of changes in pricing decisions, cost controls and other factors that affect operating performance. We also present EBITDA because we believe it is useful to stockholders as a way to evaluate our ability to incur and service debt, make capital expenditures and meet working capital requirements. EBITDA is not intended as a measure of our operating performance, as an alternative to net income (loss) or as an alternative to any other performance measure in conformity with U.S. generally accepted accounting principles or as an alternative to cash flow provided by operating activities as a measure of liquidity. The following is a reconciliation of net income (loss) to EBITDA (in thousands):

	16 Weeks Ended		Fiscal Years Ended
	October 17, 2006	October 18, 2005	June 27, 2006	June 28, 2005	June 29, 2004	June 24, 2003	June 25, 2002
Net income	$3,761	$4,914	$2,978	$85	$16,946	$651	$2,120
Interest expense, net	186	279	1,088	778	488	316	1,121
Depreciation and amortization	4,330	3,905	12,905	10,355	7,719	7,511	6,706
Income tax (benefit) expense	2,876	3,188	2,601	1,972	(12,250)	(820)	37

EBITDA	$11,153	$12,286	$19,572	$13,190	$12,903	$7,658	$9,984

(4)	System-wide and franchise average sales per store includes the lower yielding Zuka Juice franchise stores acquired by Jamba Juice Company in 1999. These Zuka Juice franchises are often lower yielding as they are frequently in secondary locations and less desirable markets and many do not meet Jamba Juice Company’s current real estate location criteria and requirements.

(5)	Comparable revenue growth is defined as year-over-year sales change for stores that are open at least 13 full periods. Comparable store sales growth begins in the first period that has a full period of comparable sales versus the prior year. Average system-wide sales per store and system-wide comparable sales growth are non-GAAP financial measures that includes sales at all Jamba Juice Company-owned and franchise-owned locations. Franchise store sales and average franchise store sales are non-GAAP financial measures that includes sales at all franchise locations, as reported by franchisees. Franchise store sales are not included in our financial statements. Jamba Juice Company uses system-wide sales and franchise store sales information internally in connection with store development decisions, planning, and budgeting analyses. Jamba Juice Company believes it is useful in assessing the consumer acceptance of our brand and facilitating an understanding of financial performance as our franchisees pay royalties and contribute to advertising pools based on a percentage of their sales. To maintain year over year comparability, comparable store sales for the fiscal year ended June 29, 2004 includes 52 weeks.